Exhibit 99

Best Buy Announces Holiday Revenue Results
Domestic Market Share Gain in a Market that Declined Low-Single Digits
Domestic Comparable Store Sales Decline 0.9%
Strategic Investment in Price Competitiveness in a Highly Promotional Environment
Operating Income Rate to Reflect this Investment; Expected to Decline 175 to 185 Basis Points YOY in Q4

MINNEAPOLIS, January 16, 2014 -- Best Buy Co., Inc. (NYSE: BBY) today announced revenue results for the nine weeks ended January 4, 2014, as compared to the nine weeks ended January 5, 2013. The company will host a conference call to further discuss these results at 8:00 a.m. Eastern Time today.

Fiscal 2014 Holiday Revenue ($ in millions)	9 weeks ended January 4, 2014	9 weeks ended January 5, 2013
Total Revenue	$11,451	$11,751
Domestic Segment revenue	$9,754	$9,905
International Segment revenue	$1,697	$1,846
Comparable store sales % change[1]	(0.8)%	(1.7)%
Domestic Segment:
Comparable store sales % change	(0.9)%	0.0%
Comparable online sales % change	23.5%	10.0%
International Segment:
Comparable store sales % change	0.1%	(10.3)%
Note: All information regarding the company’s results pertain to continuing operations and do not include the impact of the European business, which was sold in June 2013.

“When we entered the holiday season, we said that price competitiveness was table stakes and an intensely promotional holiday season is what unfolded,” said Hubert Joly, Best Buy president and CEO. “In both channels, the promotional intensity that began with Black Friday continued throughout the period, which led us and our competitors to answer one question – do we make the incremental investment necessary to be price competitive and defend our market share? For us, there was only one answer. To advance our Renew Blue transformation, it was imperative that we live up to our customer promises – and one of these promises is to offer our customers competitive prices. This investment in pricing did come with a higher-than-expected cost, and we now estimate our fourth quarter non-GAAP operating income rate will be 175 to 185 basis points lower than last year. However, our price competitiveness combined with our improved customer experience both in-store and online, as demonstrated by a 400 basis point improvement in our Net Promoter Score, resulted in a market share gain in an industry that NPD says declined 240 basis points during the holiday period.2

We also made significant progress against several other Renew Blue priorities that will leave us well-positioned as we enter fiscal 2015. These initiatives included: (1) comparable online sales growth of 23.5%; (2) very strong retail execution, especially during “Power Week”; (3) transformational supply chain execution that included, for the first time, giving far greater access to total company inventory through our newly launched ship-from-store capability available in more than 400 stores; and (4) strong inventory management. We also eliminated an additional $45 million in annualized costs as of January 16, bringing our total annualized Renew Blue cost reductions to $550 million.”

Joly added, “However, our holiday revenues were negatively impacted by a number of factors, including: (1) the aggressive promotional activity in the retail industry during the holiday period, which we believe did not result in higher industry demand and had a deflationary impact on our revenue; (2) supply constraints for key products; (3) significant store traffic declines between “Power Week” and Christmas; and (4) a disappointing mobile phone market.”

Joly concluded, “Looking ahead, our holiday performance reinforces our resolve and our sense of urgency around our transformation. As a result, our key priorities going into fiscal 2015 are: (1) to more quickly and more deeply lower our cost structure; (2) to grow our online channel at an accelerated pace; (3) to continue to improve and innovate the multi-channel customer experience; (4) to enhance our marketing approach and effectiveness, particularly relating to personalization, targeting of customer segments and buying occasions; and (5) to reinvigorate and grow our Geek Squad services business. We will keep you updated on our progress on these initiatives throughout the year.”

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, “As we entered the holiday period and the fourth quarter, we were highly aware of the public statements that were being made by our competitors as they related to their promotional plans. Subsequent to those statements, however, and progressively throughout the quarter, the promotional environment continued to escalate.

In defense of our market share, and from a financial perspective, we made a significantly greater-than-expected year-over-year investment in pricing in the holiday period as Hubert previously discussed, and are projecting to continue to invest through the end of the quarter. In addition to this earnings impact for the fourth quarter, our Q3 FY14 earnings release quantified an additional impact that was estimated in the range of negative 60 to 70 basis points as a percentage of revenue versus last year’s fourth quarter (Q4 FY13) non-GAAP operating income rate of 5.7%. This range was comprised of the following: (1) the negative impact of pricing investments; (2) the negative impact of our $150 to $200 million in FY14 incremental Renew Blue SG&A investments; (3) the temporary negative impact of our mobile warranty costs; and (4) the negative impact of the economics of our new credit card agreement; all substantially offset by the positive impact of our $505 million in annualized Renew Blue cost savings. Now as a result of all of these impacts, partially offset by substantially better-than-expected “non-Renew Blue” cost reductions, we expect our fourth quarter non-GAAP operating income rate to be 175 to 185 basis points lower than last year’s (Q4 FY13) 5.7% non-GAAP operating income rate, excluding the impact of such items as restructuring charges and asset impairments.”

Domestic Segment Holiday Revenue Results

Domestic revenue of $9.75 billion declined 1.5% versus last year. The decline was primarily driven by a comparable store sales decline of 0.9%. Comparable store sales were negatively impacted by our continuing rationalization of non-core businesses. Excluding this impact, the company estimates Domestic comparable store sales would have declined approximately 0.7%.

Domestic online revenue was $1.32 billion and comparable online sales increased 23.5% due to: (1) intense executional focus; (2) a higher average order value; (3) increased traffic; and (4) improved inventory availability supported by our ship-from-store and online distribution center expansion initiatives.

From a merchandising perspective, growth in computing, appliances and gaming was more than offset by declines in other categories, including digital imaging, movies and MP3 players.

International Segment Holiday Revenue Results

International revenue of $1.70 billion declined 8.0% versus last year. The decline was primarily driven by: (1) the negative impact of foreign currency exchange rate fluctuations; and (2) the loss of revenue from 35 large format stores closures in Canada and China. These declines were partially offset by a slight increase in comparable store sales in China and Canada.

Conference Call
Best Buy management is planning to discuss the company’s holiday results during a conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) today, January 16, 2014. A webcast of the call is expected to be available on its website at www.investors.bestbuy.com both live and after the call.

(1) Best Buy’s comparable store sales is comprised of revenue at stores, call centers, and websites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores and businesses are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The calculation of comparable store sales excludes the impact of revenue from discontinued operations. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods. Online revenue is included in Best Buy’s comparable store sales calculation.

(2) Share gain is determined by reference to information from The NPD Group and other industry sources. According to The NPD Group’s POS Weekly Tracking Service, revenue for the CE industry was down 2.4% during the nine weeks ended January 4, 2014 compared to the same nine-week period ending January 5, 2013. The CE industry, as defined by The NPD Group, includes TVs, desktop and notebook computers, tablets not including Kindle, digital imaging and other categories. It does not include mobile phones, gaming, movies, music, appliances or services.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market changes and constraints, customer privacy and data security incidents, acquisitions and development of new businesses, divestitures and dispositions, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, natural or man-made disasters, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated expense and cost reductions from operational changes, failure to achieve anticipated benefits of announced transactions, integration challenges relating to new ventures and unanticipated costs associated with previously announced or future restructuring activities. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Transition Report on Form 10-K filed with the SEC on March 27, 2013. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Mollie O’Brien, Senior Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, Senior Director, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Nine Weeks Ended		Nine Weeks Ended
	Jan 4, 2014	Jan 5, 2013	Jan 4, 2014	Jan 5, 2013
Consumer Electronics[1]	32%	33%	(6.0)%	(6.8)%
Computing and Mobile Phones[1]	46%	45%	3.2%	12.1%
Entertainment	12%	13%	(6.6)%	(17.8)%
Appliances	5%	4%	16.9%	10.7%
Services[2]	4%	4%	(0.9)%	(3.1)%
Other	1%	1%	n/a	n/a
Total	100%	100%	(0.9)%	0.0%

International Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Nine Weeks Ended		Nine Weeks Ended
	Jan 4, 2014	Jan 5, 2013	Jan 4, 2014	Jan 5, 2013
Consumer Electronics[1]	31%	34%	(8.5)%	(15.3)%
Computing and Mobile Phones[1]	40%	38%	4.8%	(2.8)%
Entertainment	12%	12%	2.4%	(16.0)%
Appliances	13%	12%	6.2%	(12.3)%
Services[2]	4%	4%	(1.2)%	(10.6)%
Other	< 1%	< 1%	n/a	n/a
Total	100%	100%	0.1%	(10.3)%

(1) During the first quarter of fiscal 2014, e-Readers were moved from the "Consumer Electronics" revenue category to "Computing and Mobile Phones" to reflect the continued convergence of their features with tablets and other computing devices.

(2) The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.